Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Strong Third Quarter and Year-to-Date Results

 November 1, 2010, Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported quarterly earnings of $526,000 or $0.34 diluted earnings per share compared to $24,000 or $0.02 diluted earnings per share a year earlier.  Year-to-date earnings were $1.5 million or $0.98 diluted earnings per share compared to $639,000 or $0.41 per share for the comparable period in 2009, up 137%.  Randolph F. Williams, president and CEO stated, “Our profitable third quarter provides a good indication of our strength and stability in this challenging economy.  Through the first nine months of this year we have strengthened capital, increased operating revenue, improved our net interest margin, reduced expenses and further solidified our loan loss reserve.”

Williams continued, “The bank continues to benefit from lower interest rates in the economy which have resulted in an increase in our net interest margin from 2.83% for the nine months ended September 30, 2009 to 3.64% for the same period in 2010.  As a community bank most of our income is tied to this number – typically about 80% of our total income is from net interest income.   We saw a $1.9 million, or 26% increase, in net interest income for the first nine months of 2010 compared to the same period in 2009.   Lower interest rates on mortgages also typically cause people to consider refinancing their mortgages, often to fixed rate mortgages which we sell on the secondary market.   The lower mortgage rates early last year set off a first round of refinancing.  The further drop in rates this quarter is giving borrowers a chance to refinance again, perhaps to an even lower rate or to a shorter term.   Our gain on the sale of loans for the first nine months of 2009 was $1.2 million while gains for the first nine months of 2010 were $542,000.  Additionally, we have kept expenses at a level that is lower than the first nine months of 2009, spending $7.5 million in 2010 compared to $7.8 million in 2009.  We have done this through targeted expense control rather than the reductions in staff that we so frequently see in the mega banks.  Our people are critical to attracting and maintaining customer relationships that are at the heart of the traditional community bank model.  Evidence of the success of this approach is seen in the $43 million increase in deposits since year-end 2009 and our move into third highest in the FDIC’s recent deposit market share report for Tippecanoe County.”

Williams continued, “An area that continues to plague all banks to some extent is problem loans.  At September 30, 2010, our non-performing assets (non-performing loans and OREO properties) totaled $15.8 million or 4.10% of total assets, up slightly from the $14.5 million or 3.91% at the end of 2009.  While we continually work to reduce the number of problem loans, as a community bank we believe that there is little to be gained from routinely putting borrowers on a track to foreclosure at the first sign of delinquency.  We tend to work longer and harder with our struggling borrowers to help see them through a crisis.  One of the downsides to that is that it results in a higher level of troubled loans.  Since we have been working on these issues for several years now, we know there is no quick fix.  95% of our problem loans are secured by local real estate, and the typical loan performed as agreed for nearly four years before encountering a payment problem.  Of the $14.5 million of problem loans we held on our books at December 31, 2009, $6.7 million were still considered problem loans at September 30, 2010, but over 75% of these borrowers continued to make payments.  In addition we had eliminated $5.9 million from the December list because the properties had been sold, the loans were paid off, the borrowers resumed paying for a sufficient time to be upgraded to performing, or the properties were taken into OREO.  $9.1 million in new loans were added to the list and over half of these were residential properties.  An improved economy will go a long way toward correcting these problems.  In the meantime we will continue to work with our borrowers in an effort to minimize the impact of a slow economy on them and on our performance.  To recognize potential losses in our loan portfolio we have added $1.8 million to our reserve for loan losses in the first nine months of 2010, the same amount as in the first nine months of 2009.  This brings our reserve to $4.8 million or 1.45% of total loans compared to $3.7 million and 1.16% at December 31, 2009.  We believe this amount will be adequate to cover losses based on our evaluation and loan mix.”

“We do see signs of an improving economy, with the county unemployment rate dropping from 9.1% to 8.5% in September; Subaru, our largest industrial employer, converting 100 temporary jobs to permanent status and running overtime; and the recently released data from the Federal Housing Finance Agency showing the Lafayette Metropolitan Statistical Area (MSA) in the top fifty markets in the U.S. out of 303 MSAs in year-over-year housing appreciation.  That said, we remain focused on the challenges that lie ahead in this troublesome economy.”

The bank continues to maintain a strong capital base with a Tier I capital ratio of 9.12% at September 30, 2010, which is well in excess of the 5.00% required to remain categorized as well-capitalized as defined by the regulators and comparable to the 9.13% at December 31, 2009.  Mr. Williams stated, “While the future direction of the economy is unclear, we believe that the combination of our continued profitability, a $4.8 million loan loss reserve and $15.8 million in excess capital should be adequate to allow us to work through the issues presented by this struggling economy.”

The closing market price of LSB stock on October 29, 2010 was $10.25 per share as reported by the Nasdaq Global Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Nine months ended September 30, 2010	Year ended December 31, 2009

Cash and due from banks	$11,069	$8,084
Short-term investments	4,943	4,817
Securities available-for-sale	11,560	11,345
Loans held for sale	4,114	3,303
Net portfolio loans	328,336	317,860
Allowance for loan losses	4,832	3,737
Premises and equipment, net	6,152	6,209
Federal Home Loan Bank stock, at cost	3,997	3,997
Bank owned life insurance	6,219	6,071
Other assets	8,346	9,364
Total assets	384,736	371,050

Deposits	321,289	277,866
Advances from Federal Home Loan Bank	25,500	57,000
Other liabilities	2,869	2,300

Shareholders’ equity	35,078	33,884
Book value per share	$22.58	$21.81
Equity / assets	9.12%	9.13%
Total shares outstanding	1,553,525	1,553,525

Asset quality data:
Non-accruing loans	$14,707	$12,604
Loans past due 90 days still on accrual	---	---
Other real estate / assets owned	1,068	1,892
Total non-performing assets	15,775	14,496
Non-performing loans / total loans	4.42%	3.92%
Non-performing assets / total assets	4.10%	3.91%
Allowance for loan losses / non-performing loans	32.86%	29.65%
Allowance for loan losses / non-performing assets	30.63%	25.78%
Allowance for loan losses / total loans	1.45%	1.16%
Loans charged off (quarter-to-date and year-to-date, respectively)	$823	$3,186
Recoveries on loans previously charged off	109	28

	Three months ended September 30,		Nine months ended September 30,
Selected operating data:	2010	2009	2010	2009

Total interest income	$4,876	$4,874	$14,268	$14,905
Total interest expense	1,489	2,262	4,784	7,371
Net interest income	3,387	2,612	9,484	7,534
Provision for loan losses	910	865	1,809	1,823
Net interest income after provision	2,477	1,747	7,675	5,711
Non-interest income:
Deposit account service charges	393	387	1,157	1,093
Gain on sale of mortgage loans	366	167	542	1,141
Gain(loss) on sale of securities and other assets	(189)	(40)	(449)	(106)
Other non-interest income	248	285	806	778
Total non-interest income	818	799	2,056	2,906
Non-interest expense:
Salaries and benefits	1,372	1,245	4,013	3,977
Occupancy and equipment, net	321	325	986	994
Computer service	147	143	421	424
Advertising	68	81	203	198
FDIC Insurance Premium	171	256	494	624
Other	428	539	1,362	1,609
Total non-interest expense	2,507	2,589	7,479	7,826
Income before income taxes	788	(43)	2,252	791
Income tax expense	262	(67)	737	152
Net income	526	24	1,515	639

Weighted average number of diluted shares	1,553,525	1,553,586	1,553,525	1,553,598
Diluted earnings per share	$0.34	$0.02	$0.98	$0.41

Return on average equity	6.02%	0.28%	5.85%	2.48%
Return on average assets	0.55%	0.03%	0.53%	0.23%
Average earning assets	$353,815	$346,774	$347,719	$355,233
Net interest margin	3.83%	3.01%	3.64%	2.83%
Efficiency ratio	76.08%	101.69%	76.86%	90.82%